NEWS RELEASE	950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	Chairman, President and CEO	B.B. Hollingsworth, Jr.	(713) 647-5700
	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, FEB. 24, 2005

GROUP 1 AUTOMOTIVE REPORTS 2004 FOURTH-QUARTER AND FULL-YEAR RESULTS

Company Records Annual Revenues of $5.4 Billion

HOUSTON, Feb. 24, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today reported fourth-quarter net income of $11.2 million, or $0.47 per diluted share, on revenues of $1.4 billion for the three months ended Dec. 31, 2004. Excluding certain items described in the attached schedules, the company’s adjusted fourth-quarter net income was $0.56 per diluted share versus $0.54 per diluted share in 2003 on a comparable basis.

Fourth-Quarter Highlights:

•	Revenues increased 30.8 percent to $1.4 billion
•	Same store revenues grew 2.4 percent
•	Gross profit increased 25.5 percent to $219.9 million

Summary Results of Operations (Unaudited)
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$1,440.7	$1,101.4	$5,435.0	$4,518.6
Gross Profit	$219.9	$175.3	$831.8	$723.4
Income from Operations	$29.1	$33.3	$99.2	$149.2
Net Income	$11.2	$19.6	$27.8	$76.1
Diluted Earnings per Share	$0.47	$0.84	$1.18	$3.26

Results for the Fourth Quarter

During the fourth quarter, revenues increased 30.8 percent to $1.4 billion from $1.1 billion during the same period last year, largely due to acquisitions. New vehicle revenues grew 32.0 percent and used vehicle retail revenues increased 27.1 percent, while parts and service revenues grew 33.2 percent and finance and insurance revenues increased 12.3 percent. On a same store basis, total revenues were up 2.4 percent from the fourth quarter of 2003.

Gross profit for the quarter was $219.9 million, a 25.5 percent increase from $175.3 million in the prior-year period. New and used vehicles had increases in both unit sales and gross profit per retail unit sold. These

Group 1 Automotive, Inc.

increases resulted in gross profits that were 32.3 percent and 17.5 percent higher than in the prior year, respectively. Parts and service gross profit increased by 30.7 percent, although gross margin declined from 56.1 percent to 55.0 percent due to an increase in revenues from the company’s lower-margin wholesale parts business in relation to its service and collision businesses. Gross profit in finance and insurance increased by 12.3 percent; however, gross profit per retail unit declined by 8.4 percent, from $1,006 to $921, reflecting both a decline in penetration rates for new and used vehicles and the impact of acquisitions with lower average gross profit per retail unit than the company’s existing stores. Total gross margin declined by 60 basis points, to 15.3 percent from 15.9 percent during the year-ago period. On a same store basis, total gross profit for the quarter was down 0.5 percent, from $175.3 million in 2003 to $174.4 in 2004.

In connection with its annual assessment of goodwill and indefinite-lived intangible assets, the company determined that the fair value of one of its Los Angeles area franchises no longer supported the carrying value associated with it. As a result, the company recorded a non-cash, pretax charge of $3.3 million, which equates to $2.0 million after tax or $0.08 per diluted share. The company determined the impairment charge in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” In addition, a third-party review of the company’s previously announced $41.4 million pretax charge related to its Atlanta platform was completed during the fourth quarter. No adjustment to the company’s initial charge was required as a result of the review.

The company reported income from operations of $29.1 million, compared with $33.3 million in the fourth quarter of 2003. Excluding the impairment charge, operating margin was 2.2 percent, compared with 3.0 percent during the year-ago period. This decline was primarily due to the decline in gross margin noted above, as well as higher selling, general and administrative (SG&A) expenses. An accrual for costs associated with an ongoing class action lawsuit in Texas, as well as an increase in professional fees associated with the implementation of Section 404 of the Sarbanes-Oxley Act, contributed to this increase in SG&A expenses. On a same store basis, and excluding the Los Angeles impairment charge, operating margin for the quarter was 2.2 percent, compared with 3.0 percent in the prior year.

“Our fourth-quarter results reflected a continuation of the market challenges we experienced throughout 2004,” said B.B. Hollingsworth Jr., Group 1’s chairman, president and chief executive officer. “Despite this tough environment, our Dallas and Florida platforms delivered outstanding fourth-quarter results and, from a brand standpoint, our Honda, Nissan and luxury franchises also performed well.”

Full-Year Results

For the full year 2004, revenues grew 20.3 percent to $5.4 billion, largely due to acquisitions. New vehicle revenues grew 22.3 percent and used vehicle retail revenues grew 11.8 percent, while parts and service and finance and insurance revenues grew 21.3 percent and 5.9 percent, respectively. On a same store basis, total revenues were up 2.5 percent from 2003.

Gross profit increased by 15.0 percent to $831.8 million from $723.4 million in the prior year, although gross margin fell by 70 basis points to 15.3 percent from 16.0 percent in 2003. On a same store basis, gross profit for the year decreased by 1.1 percent, from $718.8 million in 2003 to $710.7 million in 2004.

Income from operations declined from $149.2 million in 2003 to $99.2 million in 2004. This includes the non-cash, pretax charges totaling $44.7 million to impair goodwill, certain other long-lived assets and indefinite-lived intangible assets noted above. Excluding these impairment charges, operating margin was 2.6 percent, compared with 3.3 percent during the year-ago period. This 70 basis point decline was largely attributable to the decline in gross margin noted above. SG&A expenses as a percentage of gross profit increased by 320 basis points during the year, as savings from certain variable cost control initiatives were offset by increased costs

Group 1 Automotive, Inc.

related to a severe hailstorm in June, hurricanes in September, the class action lawsuit in Texas mentioned above and professional fees associated with the implementation of Section 404 of the Sarbanes-Oxley Act. On a same store basis, and again excluding the impairment charges, operating margin for the year was 2.7 percent, compared with 3.3 percent in the prior year.

Including the impairment charges, net income for the year was $27.8 million, or $1.18 per diluted share, compared with $3.26 per diluted share on net income of $76.1 million during 2003. Excluding certain items described in the attached schedules, the company’s adjusted full-year net income was $2.68 per diluted share, a reduction of 6.9 percent on a comparable basis from $2.88 per diluted share in 2003.

Acquisition Update

During 2004, Group 1 added 23 franchises with expected annual revenues of approximately $1.2 billion. The brand mix of these franchises consists of 24 percent domestic and 76 percent import, including 39 percent luxury. The aggregate consideration paid for these acquisitions was approximately $221.7 million in cash, net of cash received, the assumption of approximately $109.7 million in inventory financing and 394,313 shares of Group 1 common stock. The cash portion of these transactions was funded with a combination of cash on hand and borrowings under the company’s revolving credit facility.

In January 2005, the company completed the acquisition of new Dodge and Chrysler franchises in Tulsa, Okla. Both of these franchises became part of the Bob Howard Auto Group and are expected to generate aggregate annual revenues of $46 million. The Chrysler franchise has become part of the Crown Auto World dealership, and the Dodge dealership has been renamed Bob Howard Downtown Dodge.

Management’s Outlook

Group 1 anticipates 2005 full-year earnings per diluted share of $2.95 to $3.05, excluding any future acquisitions. This estimate is based on average diluted shares outstanding of 24.2 million.

“Oversupply of domestic new vehicles remains a major concern in the industry,” said Hollingsworth. “Until inventories more closely match consumer demand, we believe that most of our markets will remain highly competitive, pressures on gross margins will continue and sales will be driven by automakers’ incentive programs. In the meantime, we will focus on improving our operating margins and integrating our newly acquired franchises.”

Hollingsworth also noted that the company will continue to seek accretive acquisitions that fit its stringent criteria, although at a slower pace than in 2004. “While we are pleased with the results of our 2004 acquisition program, we recognize the need to complete the integration of these newly acquired franchises. As a result, we are establishing a 2005 acquisition target of $300 million in aggregate anticipated annual revenues,” he said. The above-mentioned earnings per share guidance excludes any financial impact from these acquisitions.

Fourth-Quarter and Full-Year Conference Call

Group 1 will hold a conference call to discuss its fourth-quarter and full-year results at 10 a.m. EST on Thursday, Feb. 24, 2005. The call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.

About Group 1 Automotive, Inc.

Group 1 owns 96 automotive dealerships comprised of 142 franchises, 33 brands and 32 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used

Group 1 Automotive, Inc.

cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release and the attached schedules contain financial measures that exclude certain charges and, therefore, have not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP. These non-GAAP financial measures include net income and diluted earnings per share for the three- and twelve-month periods ended December 31, 2004 and 2003, adjusted in each case to exclude special items disclosed in the attached schedules. As required by SEC rules, the company has provided in the attachments to this press release reconciliations of these measures to the most directly comparable GAAP measures. The company believes that each of these non-GAAP financial measures improves the transparency of the company’s disclosure and the period-to-period comparability of the company’s results from its operations. Management uses these non-GAAP financial measures internally to evaluate the company’s performance. These non-GAAP measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things:

•	our future operating performance
•	our ability to improve our margins
•	earnings per share for the year ending 2005
•	operating cash flows and availability of capital
•	the completion of future acquisitions
•	the future revenues of acquired dealerships
•	changes in sales volumes in the new and used retail vehicle and parts and service markets
•	business trends in the retail automotive industry, including the level of manufacturer incentives, new and used vehicle retail sales volume, customer demand and changes in industrywide inventory levels

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from results anticipated in the forward-looking statements for a number of reasons, including:

•	the future economic environment, including consumer confidence, interest rates, the level of manufacturer incentives and the availability of consumer credit, may affect the demand for new and used vehicles, replacement parts, maintenance and repair services and finance and insurance products
•	adverse international developments such as war, terrorism, political conflicts or other hostilities may adversely affect the demand for our products and services
•	the future regulatory environment, adverse legislation, or unexpected litigation may impose additional costs on us or otherwise adversely affect us
•	our principal automobile manufacturers, especially Toyota/Lexus, Ford, DaimlerChrysler, General Motors, Honda/Acura and Nissan/Infiniti, may not continue to produce or make available to us vehicles that are in high demand by our customers
•	requirements imposed on us by our manufacturers may affect our ability to complete acquisitions or cause us to increase the level of capital expenditures related to our dealership facilities
•	our dealership operations may not perform at expected levels or achieve expected improvements
•	we may not achieve expected future cost savings and our future costs could be higher than we expected

Group 1 Automotive, Inc.

•	available capital resources and various debt agreements may limit our ability to complete acquisitions, complete construction of new or expanded facilities or repurchase shares
•	our cost of financing could increase significantly
•	new accounting standards could materially impact our reported earnings per share
•	we may not complete additional acquisitions or the pace of acquisitions may change
•	we may not be able to adjust our cost structure to any reduction in the demand for our products and services
•	we may lose key personnel
•	competition in our industry may impact our operations or our ability to complete acquisitions
•	we may not achieve expected sales volumes from the franchises we acquire or that are granted to us
•	insurance costs could increase significantly, and all of our losses may not be covered by insurance
•	we may not obtain inventory of new and used vehicles and parts, including imported inventory, at the cost or in the volume we expect

These factors, as well as additional factors that could affect our operating results and performance, are described in our Form 10-K under the headings “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information.

We undertake no duty to update our forward-looking statements, including our earnings outlook.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

FINANCIAL TABLES TO FOLLOW

Group 1 Automotive, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
REVENUES:
New vehicle retail sales	$896,959	$679,475	32.0%	$3,348,875	$2,739,315	22.3%
Used vehicle — retail sales	251,256	197,687	27.1	988,797	884,819	11.8
Used vehicle — wholesale sales	94,399	69,636	35.6	359,247	265,187	35.5
Parts and service	155,625	116,805	33.2	565,213	465,989	21.3
Finance and insurance	42,459	37,796	12.3	172,901	163,250	5.9

Total revenues	1,440,698	1,101,399	30.8%	5,435,033	4,518,560	20.3%

COST OF SALES:
New vehicle retail sales	831,903	630,293	32.0%	3,112,140	2,539,319	22.6%
Used vehicle — retail sales	221,333	174,998	26.5	868,351	778,266	11.6
Used vehicle — wholesale sales	97,487	69,496	40.3	367,513	271,328	35.4
Parts and service	70,031	51,312	36.5	255,263	206,236	23.8

Total cost of sales	1,220,754	926,099	31.8%	4,603,267	3,795,149	21.3%

GROSS PROFIT	219,944	175,300	25.5%	831,766	723,411	15.0%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	182,943	138,768	31.8%	672,068	561,698	19.6%

DEPRECIATION AND AMORTIZATION EXPENSE	4,596	3,239	41.9%	15,836	12,510	26.6%

ASSET IMPAIRMENTS	3,338	—	—	44,711	—	—

Income from operations	29,067	33,293	(12.7)%	99,151	149,203	(33.5)%

OTHER INCOME (EXPENSE):
Floorplan interest expense	(7,688)	(4,368)	76.0%	(25,349)	(21,571)	17.5%
Other interest expense, net	(5,672)	(5,990)	(5.3)	(19,299)	(15,191)	27.0
Loss on redemption of senior subordinated notes	—	—	—	(6,381)	—	—
Other income (expense), net	77	738	(89.6)	(170)	631	(126.9)

INCOME BEFORE INCOME TAXES	15,784	23,673	(33.3)%	47,952	113,072	(57.6)%

PROVISION FOR INCOME TAXES	4,589	4,037	13.7%	20,171	36,946	(45.4)%

NET INCOME	$11,195	$19,636	(43.0)%	$27,781	$76,126	(63.5)%

Diluted earnings per share	$0.47	$0.84	(44.0)%	$1.18	$3.26	(63.8)%

Weighted average diluted shares outstanding	23,693,037	23,485,959	0.9%	23,493,899	23,346,221	0.6%

Group 1 Automotive, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of December 31,
	2004	2003	% Change
ASSETS:

CURRENT ASSETS:
Cash	$37,809	$26,712	41.5%
Contracts in transit and vehicle receivables, net	172,402	143,260	20.3
Accounts and notes receivable, net	76,687	63,669	20.4
Inventories, net	877,575	671,279	30.7
Deferred income taxes	10,870	11,163	(2.6)
Prepaid expenses and other current assets	31,056	21,046	47.6

Total current assets	1,206,399	937,129	28.7
PROPERTY AND EQUIPMENT, net	160,297	131,647	21.8
GOODWILL	366,673	328,491	11.6
INTANGIBLE ASSETS	187,135	76,656	144.1
OTHER ASSETS	22,831	28,522	(20.0)

Total assets	$1,943,335	$1,502,445	29.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
Floorplan notes payable	$848,260	$493,568	71.9%
Current maturities of long-term debt	1,054	910	15.8
Accounts payable	108,920	87,675	24.2
Accrued expenses	94,510	77,461	22.0

Total current liabilities	1,052,744	659,614	59.6
DEBT, net of current maturities	156,747	230,178	(31.9)
ACQUISITION LINE OF CREDIT	84,000	—	—
DEFERRED INCOME TAXES	29,312	33,786	(13.2)
OTHER LIABILITIES	21,306	20,003	6.5

Total liabilities before deferred revenues	1,344,109	943,581	42.4

DEFERRED REVENUES	32,052	40,755	(21.4)

STOCKHOLDERS’ EQUITY:
Common stock	239	235	1.7
Additional paid-in capital	265,645	255,356	4.0
Retained earnings	318,931	291,150	9.5
Accumulated other comprehensive loss	(173)	(1,285)	(86.5)
Treasury stock	(17,468)	(27,347)	(36.1)

Total stockholders’ equity	567,174	518,109	9.5

Total liabilities and stockholders’ equity	$1,943,335	$1,502,445	29.3%

BALANCE SHEET DATA:
Working capital	$153,655	$277,515	(44.6)%
Current ratio	1.15	1.42	(19.0)

Long-term debt to capitalization	30%	31%

Inventory days supply: (1)
New vehicle	70	75	(6.7)
Used vehicle	29	31	(6.5)

(1)	Inventory days supply equals units in inventory as of the end of the period, divided by units sales for the month then ended, times 30 days.

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)

		For the Twelve Months
		Ended December 31,
		2004	2003
NEW VEHICLE UNIT SALES GEOGRAPHIC MIX:
Platform	State(s)
Ira Motor Group	Massachusetts	12.8%	12.7%
Sterling McCall Automotive Group	Texas	12.1	12.7
Bob Howard Auto Group	Oklahoma	12.0	14.3
Miller Automotive Group	California	11.3	11.9
Gene Messer Auto Group	Texas	8.0	9.0
Maxwell Automotive Group	Texas	7.9	7.6
Bohn Automotive Group	Louisiana	6.4	6.6
Group 1 Florida	Florida	6.1	7.6
Group 1 Atlanta	Georgia	5.1	6.0
Peterson Automotive Group	California	4.2	—
Rocky Mountain	Colorado/New Mexico	4.0	4.4
Courtesy Auto Group	Texas	3.5	3.9
David Michael Motor Cars	New Jersey	2.9	—
Mike Smith Automotive Group	Texas	2.6	3.3
Hassel Auto Group	New York	1.1	—

		100.0%	100.0%

NEW VEHICLE UNIT SALES BRAND MIX:
Toyota/Scion/Lexus		27.7%	26.2%
Ford		20.5	25.5
DaimlerChrysler		14.1	12.3
GM		10.9	10.2
Nissan/Infiniti		10.7	10.5
Honda/Acura		9.5	9.8
Other		6.6	5.5

		100.0%	100.0%

NEW VEHICLE UNIT OTHER MIX:
Domestic/Import		42.0% / 58.0%	46.9% / 53.1%

Luxury/Non-luxury		14.0% / 86.0%	12.1% / 87.9%

Car/Truck		42.8% / 57.2%	41.3% / 58.7%

Group 1 Automotive, Inc.
Additional Information — Consolidated
(Unaudited)
(Dollars in thousands, except per unit amounts)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
REVENUES:
New vehicle retail sales	$896,959	$679,475	32.0%	$3,348,875	$2,739,315	22.3%
Used vehicle — retail sales	251,256	197,687	27.1	988,797	884,819	11.8
Used vehicle — wholesale sales	94,399	69,636	35.6	359,247	265,187	35.5

Total used	345,655	267,323	29.3	1,348,044	1,150,006	17.2
Parts and service	155,625	116,805	33.2	565,213	465,989	21.3
Finance and insurance	42,459	37,796	12.3	172,901	163,250	5.9

Total	1,440,698	1,101,399	30.8%	5,435,033	4,518,560	20.3%

GROSS PROFIT (LOSS):
New vehicle retail sales	$65,056	$49,182	32.3%	$236,735	$199,996	18.4%
Used vehicle — retail sales	29,923	22,689	31.9	120,446	106,553	13.0
Used vehicle — wholesale sales	(3,088)	140	(2,305.7)	(8,266)	(6,141)	34.6

Total used	26,835	22,829	17.5	112,180	100,412	11.7
Parts and service	85,594	65,493	30.7	309,950	259,753	19.3
Finance and insurance	42,459	37,796	12.3	172,901	163,250	5.9

Total	219,944	175,300	25.5%	831,766	723,411	15.0%

GROSS MARGIN:
New vehicle retail sales	7.3%	7.2%		7.1%	7.3%
Used vehicle — retail sales	11.9	11.5		12.2	12.0
Used vehicle — wholesale sales	(3.3)	0.2		(2.3)	(2.3)

Total used	7.8	8.5		8.3	8.7
Parts and service	55.0	56.1		54.8	55.7
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.3%	15.9%		15.3%	16.0%

UNITS SOLD:
Retail new vehicles sold	30,107	23,854	26.2%	117,971	99,971	18.0%
Retail used vehicles sold	16,018	13,721	16.7	66,336	62,721	5.8

Total retail sales	46,125	37,575	22.8	184,307	162,692	13.3
Wholesale used vehicles sold	12,857	10,820	18.8%	49,372	43,616	13.2%

GROSS PROFIT (LOSS) PER UNIT SOLD:
New vehicle retail sales	$2,161	$2,062	4.8%	$2,007	$2,001	0.3%
Used vehicle — retail sales	1,868	1,654	12.9	1,816	1,699	6.9
Used vehicle — wholesale sales	(240)	13	(1,946.2)	(167)	(141)	18.4
Total used (per retail unit sold)	1,675	1,664	0.7	1,691	1,601	5.6
Finance and insurance	921	1,006	(8.4)	938	1,003	(6.5)

OTHER:
SG&A expenses	$182,943	$138,768	31.8%	$672,068	$561,698	19.6%
SG&A as % revenues	12.7%	12.6%		12.4%	12.4%
SG&A as % gross profit	83.2%	79.2%		80.8%	77.6%
Operating margin	2.0%	3.0%		1.8%	3.3%
Pretax income margin	1.1%	2.1%		0.9%	2.5%
Floorplan interest	$(7,688)	$(4,368)	76.0%	$(25,349)	$(21,571)	17.5%
Floorplan assistance	8,748	6,902	26.7	33,206	27,354	21.4

Net floorplan benefit	1,060	2,534	(58.2)	7,857	5,783	35.9

Group 1 Automotive, Inc.
Additional Information — Same Store(1)
(Unaudited)
(Dollars in thousands, except per unit amounts)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2004	2003	% Change	2004	2003	% Change
REVENUES:
New vehicle retail sales	$684,482	$679,475	0.7%	$2,783,249	$2,717,746	2.4%
Used vehicle — retail sales	210,883	197,686	6.7	870,301	876,864	(0.7)
Used vehicle — wholesale sales	75,924	69,637	9.0	310,202	263,055	17.9

Total used	286,807	267,323	7.3	1,180,503	1,139,919	3.6
Parts and service	121,045	116,804	3.6	477,559	462,579	3.2
Finance and insurance	35,674	37,833	(5.7)	153,886	162,328	(5.2)

Total	1,128,008	1,101,435	2.4%	4,595,197	4,482,572	2.5%

GROSS PROFIT (LOSS):
New vehicle retail sales	$49,446	$49,185	0.5%	$195,745	$198,745	(1.5)%
Used vehicle — retail sales	25,576	22,688	12.7	106,601	105,783	0.8
Used vehicle — wholesale sales	(2,781)	141	(2,072.3)	(7,740)	(6,083)	27.2

Total used	22,795	22,829	(0.1)	98,861	99,700	(0.8)
Parts and service	66,515	65,491	1.6	262,212	258,006	1.6
Finance and insurance	35,674	37,833	(5.7)	153,886	162,328	(5.2)

Total	174,430	175,338	(0.5)%	710,704	718,779	(1.1)%

GROSS MARGIN:
New vehicle retail sales	7.2%	7.2%		7.0%	7.3%
Used vehicle — retail sales	12.1	11.5		12.2	12.1
Used vehicle — wholesale sales	(3.7)	0.2		(2.5)	(2.3)

Total used	7.9	8.5		8.4	8.7
Parts and service	55.0	56.1		54.9	55.8
Finance and insurance	100.0	100.0		100.0	100.0

Total	15.5%	15.9%		15.5%	16.0%

UNITS SOLD:
Retail new vehicles sold	23,804	23,854	(0.2)%	99,862	99,250	0.6%
Retail used vehicles sold	13,886	13,721	1.2	59,358	62,177	(4.5)

Total retail sales	37,690	37,575	0.3	159,220	161,427	(1.4)

Wholesale used vehicles sold	10,718	10,820	(0.9)%	43,276	43,362	(0.2)%

GROSS PROFIT (LOSS) PER UNIT SOLD:
New vehicle retail sales	$2,077	$2,062	0.7%	$1,960	$2,002	(2.1)%
Used vehicle — retail sales	1,842	1,654	11.4	1,796	1,701	5.6
Used vehicle — wholesale sales	(259)	13	(2,092.3)	(179)	(140)	27.9
Total used (per retail unit sold)	1,642	1,664	(1.3)	1,666	1,603	3.9
Finance and insurance	947	1,007	(6.0)	966	1,006	(4.0)

OTHER:
SG&A expenses	$145,676	$138,771	5.0%	$573,210	$557,589	2.8%
SG&A as % revenues	12.9%	12.6%		12.5%	12.4%
SG&A as % gross profit	83.5%	79.1%		80.7%	77.6%
Operating margin	1.9%	3.0%		1.7%	3.3%

(1)	Same store amounts include the results for the identical months in each period presented in the comparison, commencing with the first month we owned the dealership and, in the case of dispositions, ending with the last month we owned it. Same store results also include the activities of the corporate office.

Group 1 Automotive, Inc.
Reconciliation of Certain Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

	Net Income			Diluted EPS
	Q4 2004	Q4 2003	% Change	Q4 2004	Q4 2003	% Change
Q4 2004 vs. Q4 2003 RECONCILIATION:
As reported	$11,195	$19,636	(43.0)%	$0.47	$0.84	(44.0)%
Adjustments:
Asset impairments	1,979			0.08
Tax contingencies	—	(4,840)		—	(0.21)
Used vehicle reserves	—	(2,133)		—	(0.09)

As adjusted	$13,174	$12,663	4.0%	$0.56	$0.54	1.9%

	Net Income			Diluted EPS
	2004	2003	% Change	2004	2003	% Change
2004 vs. 2003 RECONCILIATION:
As reported	$27,781	$76,126	(63.5)%	$1.18	$3.26	(63.8)%
Adjustments:
Asset impairments	31,239	—		1.33	—
Loss on redemption of senior subordinated notes	4,011	—		0.17	—
Tax contingencies	—	(5,423)		—	(0.23)
Used vehicle reserves	—	(3,426)		—	(0.15)

As adjusted	$63,031	$67,277	(6.3)%	$2.68	$2.88	(6.9)%

Note: Columns and rows may not foot due to rounding.